Exhibit 23.a.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 5, 2002, except with respect to Note 9, as to which the date is May 22, 2002, relating to the financial statements of Great Plains Energy Incorporated and Subsidiaries, which appears in the Great Plains Energy Incorporated Current Report on Form 8-K dated August 26, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
  PricewaterhouseCoopers LLP

Kansas City, Missouri
October 25, 2002